EXHIBIT 99.3

Radian Group Inc.

Offer to Exchange

$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(the “Old Notes”)

(CUSIP Nos. 750236 AL5 and U74927 AB7)

for

$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(the “New Notes”)

(CUSIP No. 750236 AM3)

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

PURSUANT TO THE PROSPECTUS DATED                     , 2013

                    , 2013

To Our Brokers, Dealers, Commercial

Banks, Trust Companies and Other Nominees:

Radian Group Inc. (the “Company”) is offering to exchange, upon the terms and subject to the conditions described in the prospectus, dated                     , 2013 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), any and all of its Old Notes (CUSIP Nos. 750236 AL5 and U74927 AB7) for a like principal amount of New Notes (CUSIP No. 750236 AM3) that have been registered under the Securities Act (the “Exchange Offer”). The New Notes are substantially identical to the terms of the Old Notes in all material respects, except that the New Notes are registered under the Securities Act and the transfer restrictions under federal and state securities laws and registration rights applicable to the Old Notes are not applicable to the New Notes.

The Exchange Offer is being made to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated January 4, 2013, by and between the Company and the dealer manager named therein with respect to the Old Notes. New Notes will be issued in minimum denominations of $1,000 and any integral multiple thereof.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients including Form W-9: and

3.	A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 11:59 p.m., New York City time, on                     , 2013, unless extended by the Company (the “Expiration Date”). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Pursuant to the Letter of Transmittal, each holder tendering Old Notes will represent to the Company that:

•	such holder is not an affiliate of the Company;

•	such holder is not a broker-dealer tendering Old Notes that it acquired in exchange for securities acquired directly from the Company for its own account;

•	the Old Notes being exchanged have been, and any New Notes to be received by the holder will be, acquired in the ordinary course of its business;

•

at the time of the Exchange Offer, such holder has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, the distribution, within the meaning of the Securities Act, of the New Notes in violation of the provisions of the Securities Act; and

•

if such holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

The enclosed letter to clients contains an authorization by the holders of the Old Notes for you to make the foregoing representations.

If any holder wishes to participate in the Exchange Offer and such holder’s Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through the Depository Trust Company (“DTC”), the holder may do so through the automated tender offer program of DTC. By participating in the Exchange Offer, tendering holders will agree to be bound by the Letter of Transmittal as if such holder had signed the Letter of Transmittal.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent for the Exchange Offer). The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal. The Company may reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees and any other required documents, must be sent to Global Bondholder Services Corporation, the Exchange Agent for the Old Notes, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

RADIAN GROUP INC.

Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or Letter of Transmittal.

Enclosures